Exhibit (a)(1)(vi)

INSTRUCTIONS REGARDING THE OFFER BY

Persimmon Growth Partners Investor Fund Offer to Repurchase

Up to $30,152,146.97 of its issued and outstanding Shares

at Net Asset Value in exchange for cash

DO NOT COMPLETE THIS FORM IF YOU HAVE DECIDED NOT TO PRESENT YOUR SHARES FOR REPURCHASE.

Please consult with your Financial Intermediary before completing this form.

JD Clark & Company must receive your Shares from your Financial Intermediary no later than 12:00 midnight Eastern Time on November 1, 2012 (the “Expiration Date”), unless the Offer to Repurchase is extended).

The undersigned acknowledge(s) receipt of the Offer to Repurchase, dated as of October 1 , 2012 and the Letter of Transmittal in connection with the offer to Shareholders by Persimmon Growth Partners Investor Fund (the “Fund”), a Delaware limited partnership registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company, to tender their Shares for the repurchase at net asset value up to $30,152,146.97, representing its full net asset value, of the shares of beneficial interest (the “Shares”) of the Fund as of the Expiration Date. Shareholders may only tender all or none of their Shares. The undersigned hereby requests the purchase of the Shares designated below, in accordance with the terms and conditions of the Offer to Repurchase and Letter of Transmittal, which as each may be amended from time to time together constitute the “Repurchase Offer”.

Number of Shares Tendered for Participation in Repurchase Offer: _____

Name of Fund	Date

Name of Registered Shareholder(s)	Name of Registered Shareholder(s)
(Please Type or Print)	(Please Type or Print)

Authorized Signature	Authorized Signature

Taxpayer Identification or	Taxpayer Identification or
Social Security Number	Social Security Number